Exhibit 99.1

Photronics, Inc. Announces Transition of Chief Technology Officer, Dr. Christopher Progler

January 2, 2026

BROOKFIELD, Conn., January 2, 2026 -- Photronics, Inc. (NASDAQ: PLAB), a worldwide leader in photomask technologies and solutions, today announced that Dr. Christopher Progler, Executive Vice President and Chief Technology Officer, will be stepping away from his current role with the company as part of a planned leadership transition following more than 20 years of service.

Dr. Progler has played a pivotal role in advancing Photronics’ technology strategy and innovation roadmap, contributing to the company’s capabilities across integrated circuit and flat panel display photomask solutions. During his tenure, he was instrumental in driving key technology initiatives that supported Photronics’ competitive position in global markets.

As part of the transition, Dr. Progler is considering an advisory engagement with the company to support continuity on strategic priorities and to share his deep industry experience.

George Macricostas, Chairman and Chief Executive Officer of Photronics, commented, “We thank Chris for his many years of service and his significant contributions to Photronics. His leadership in technology and strategic thinking have been valuable to our success. We look forward to  continuing to work with him in a future capacity as we  advance our technology and innovation efforts.”

Photronics intends to continue its focus on disciplined operational execution and long-term value creation for its stockholders, leveraging its strong portfolio, global footprint, and ongoing technology investments.

About Photronics
Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for over 56 years. The company operates 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” regarding our industry, our strategic position, and our financial and operating results.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially.  Please refer to Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2024 and other subsequent filings with the Securities and Exchange Commission. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.